Exhibit 99.1

Estimated Financial Results – Q2 2010

The following are our estimated operating results for the three-month period ended June 30, 2010, compared to actual results for the three-month period ended June 30, 2009. We plan to release our actual, unaudited second quarter 2010 financial information on or before August 9, 2010.

	Three-Month Period Ended
	June 30, 2010	June 30, 2009
	(Unaudited, dollars in millions)
Total revenues	$277.0 - 291.0	$269.0
Adjusted EBITDA (a)	$36.0 - 38.0	$35.4

(a)    Adjusted EBITDA is defined as net income before interest expense, interest income, income taxes, depreciation and amortization, and adjusted to exclude unusual or non-recurring items and other adjustments set forth below, such as stock-based compensation. We believe that the presentation of Adjusted EBITDA enhances an investor’s understanding of our financial performance and is appropriate to provide additional information to investors about certain material non-cash items and about unusual or non-recurring items that we do not expect to continue in the future. Management uses this non-GAAP financial measure in assessing the performance of our operations on a consistent basis from period to period. Our use of the term Adjusted EBITDA varies from others in our industry. The term Adjusted EBITDA is not defined under GAAP, and Adjusted EBITDA is not a measure of net income, operating income or any other performance measure derived in accordance with GAAP, and is subject to important limitations. A reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA for the periods indicated is as follows:

Reconciliation of Adjusted EBITDA	Three-Month Period Ended June 30,
	2010	2009
	(unaudited, in millions)
Net income attributable to inVentiv Health, Inc.	$8.9 - 10.1	$11.3
Income tax provision	6.3 - 7.1	7.7
Net interest expense	5.4	5.7
Depreciation	5.2	5.0
Amortization	3.2	3.1
Stock compensation	2.5	2.5
Noncontrolling interest	0.4	0.1
Costs related to the previously announced merger and related transactions	3.2	—
Tax reclassification (related to certain pre-acquisition tax contingencies)	0.9	—

Adjusted EBITDA	$36.0 - 38.0	$35.4

The estimated operating results above for the three-month period ended June 30, 2010 are estimates of certain of our second quarter 2010 financial results, based on information available to management as of July 27, 2010 and are subject to completion by management of our financial statements for the quarter ended June 30, 2010. During the course of the preparation of the financial statements and related notes, additional items that would require material adjustments to be made to the estimated operating results presented above may be identified.

The Company’s actual results for the second quarter may differ materially from the estimates contained above. Accordingly, no assurance can be made that we will achieve such estimated results. Investors should not place undue reliance on our estimated financial results. See “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2009 and in Part II, Item 1A, of our Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

Our estimates of Total Revenue and Adjusted EBITDA reflect numerous estimates of certain amounts, including, but not limited to, incentive fees, operating accruals and chargebacks in accordance with our accounting policies on revenue recognition, reserves for doubtful accounts and accrued expenses. Although we believe that the estimates underlying our expected operating results are reasonable, estimates included in our actual results could be materially different, which could cause the actual Total Revenue and Adjusted EBITDA for the three-month period ended June 30, 2010 to be materially different.

Our independent public accountants have not audited, reviewed or performed any procedures with respect to such preliminary financial data and accordingly do not express an opinion or any other form of assurance with respect thereto.